EX-99.13.a.i

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010

As amended August 23, 2021

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust. All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Fund Asset Level	Aggregate Fee as a Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000. If the asset-based fees do not meet the annual minimum, the amount needed to meet the minimum will be paid by the Funds on a pro rata basis, according to each Fund’s average net assets.

Funds of the Trust

Aberdeen Global Equity Fund

Aberdeen China A Share Equity Fund

Aberdeen Emerging Markets Fund

Aberdeen Emerging Markets Sustainable Leaders Fund

(formerly, Aberdeen International Equity Fund)

Aberdeen U.S. Sustainable Leaders Smaller Companies Fund

(formerly, Aberdeen Focused U.S. Equity Fund)

Aberdeen U.S. Small Cap Equity Fund

Aberdeen International Small Cap Fund

Aberdeen Global Absolute Return Strategies Fund

Aberdeen Intermediate Municipal Income Fund

Aberdeen U.S. Sustainable Leaders Fund

(formerly, Aberdeen U.S. Equity Fund)

Aberdeen Emerging Markets Debt Fund f.

Aberdeen Dynamic Dividend Fund

Aberdeen Global Infrastructure Fund

Aberdeen Short Duration High Yield Municipal Fund

Aberdeen International Real Estate Equity Fund

Aberdeen Realty Income & Growth Fund

Aberdeen Ultra Short Municipal Income Fund

Aberdeen International Sustainable Leaders Fund

Aberdeen Global Equity Impact Fund

Aberdeen Global High Income Fund

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN STANDARD INVESTMENTS INC. (FORMERLY, ABERDEEN ASSET MANAGEMENT INC.)

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President